                                               Filed pursuant to Rule 424(b)(2)
                                                    Registration Nos. 333-74576
                                                                      333-45779
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2002)

                                     [LOGO]

                                $1,500,000,000
                             Verizon New York Inc.

             $1,000,000,000 6 7/8% DEBENTURES, SERIES A, DUE 2012
              $500,000,000 7 3/8% DEBENTURES, SERIES B, DUE 2032

                               -----------------

                   Interest payable on April 1 and October 1

                               -----------------

The Series A Debentures will mature on April 1, 2012, and the Series B Debentures will mature on April 1, 2032. The Debentures will be our senior unsecured debt obligations, and will be redeemable at any time at a redemption price to be determined using the procedure described in this prospectus supplement.

                               -----------------

        SERIES A DEBENTURES--PRICE 99.436% AND ACCRUED INTEREST, IF ANY SERIES B DEBENTURES--PRICE 98.762% AND ACCRUED INTEREST, IF ANY

                               -----------------

                                      Underwriting  Proceeds to
                          Price to    Discounts and   Verizon
                           Public      Commissions   New York
                          --------    ------------- -----------
Per Series A Debenture..   99.436%        .450%       98.986%
  Total. . . . . . ..... $994,360,000   $4,500,000  $989,860,000
Per Series B Debenture..   98.762%        .875%       97.887%
  Total. . . . . . ..... $493,810,000   $4,375,000  $489,435,000

                               -----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Debentures to purchasers on March 28, 2002.

                               -----------------

                          Joint Book-Running Managers
JPMORGAN                                                   MORGAN STANLEY

                               -----------------

BLAYLOCK & PARTNERS, L.P.
     BNP PARIBAS
          DEUTSCHE BANC ALEX. BROWN
              MERRILL LYNCH & CO.
                   ORMES CAPITAL MARKETS, INC.

March 25, 2002

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

 About this Prospectus Supplement.......... S-2
 Use of Proceeds........................... S-2
 Description of the Series A Debentures and
   the Series B Debentures................. S-2
 Clearing and Settlement................... S-4
 Underwriting.............................. S-5

PROSPECTUS

 About this Prospectus.....................   2
 Where You Can Find More Information.......   2
 The Company...............................   2
 Use of Proceeds...........................   3
 Ratios of Earnings to Fixed Charges.......   3
 Description of the Debentures.............   3
 Experts...................................   6
 Legal Matters.............................   6
 Plan of Distribution......................   6

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Series A Debentures and the Series B Debentures and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of March 25, 2002. We have not authorized anyone else to provide you with different information.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to refinance a portion of our existing short-term indebtedness which was incurred to finance our construction program and for general corporate purposes. Our short-term indebtedness at December 31, 2001 was $3,982,600,000 at an average annual interest cost of 1.9%.

DESCRIPTION OF THE SERIES A DEBENTURES AND THE SERIES B DEBENTURES

PRINCIPAL AMOUNT, MATURITY AND INTEREST

We are issuing $1,000,000,000 of Series A Debentures which will mature on April 1, 2012, and $500,000,000 of Series B Debentures which will mature on April 1, 2032. We may create and issue additional debentures with the same terms as either of these series of Debentures so that the additional debentures will form a single series with that series of Debentures. We will pay interest on the Series A Debentures and the Series B Debentures on April 1 to holders of record on the preceding March 15 and on October 1 to holders of record on the preceding September 15.

If interest or principal is payable on a Saturday, Sunday or any other day when banks are not open for business in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date is October 1, 2002. Interest accrues from March 28, 2002, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

FORM

The Debentures will only be issued in book-entry form, which means that the Debentures will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or its nominee. You may hold interests in the Debentures directly through DTC, Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear, if you are a participant in any of these clearing systems, or indirectly though organizations which are participants in those systems. See "CLEARING AND SETTLEMENT."

REDEMPTION

We have the option to redeem either the Series A Debentures or the Series B Debentures, or both, on not less than 30 nor more than 60 days' notice, in whole or from time to time in part, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Debentures being redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the Series A Debentures or the Series B Debentures, as the case may be, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points for the Series A Debentures, or 35 basis points for the Series B Debentures, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

The "Treasury Rate" will be determined on the third business day preceding the redemption date and means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as "Statistical Release H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the Remaining Life, of the Series A Debentures or the Series B Debentures, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Series A Debentures or Series B Debentures, as the case may be.

"Independent Investment Banker" means an independent investment banking or commercial banking institution of national standing appointed by us.

"Comparable Treasury Price" means: (1) the average of three Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

"Reference Treasury Dealer" means: (1) any independent investment banking or commercial banking institution of national standing and their respective successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York, referred to as a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

ADDITIONAL INFORMATION

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the Debentures. That information includes:

..  additional information about the terms of the Debentures;

..  general information about the indenture and the trustee;

..  a description of certain restrictions; and

..  a description of events of default under the indenture.

CLEARING AND SETTLEMENT

THE CLEARING SYSTEMS

Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Debentures and cross-market transfers of the Debentures associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

A description of DTC is provided in the accompanying prospectus. Clearstream and Euroclear have advised us as follows:

CLEARSTREAM

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

EUROCLEAR

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for the Debentures will be made in same-day funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Debentures in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Debentures settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of the Debentures among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time.

UNDERWRITING

We intend to offer our Debentures through the underwriters. J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the purchase agreement between the underwriters and us, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amounts of the Series A Debentures and the Series B Debentures listed opposite their names below:

                                     PRINCIPAL     PRINCIPAL
                                     AMOUNT OF     AMOUNT OF
                                      SERIES A      SERIES B
       UNDERWRITER                   DEBENTURES    DEBENTURES
       -----------                   ----------    ----------
Morgan Stanley & Co.
 Incorporated..................... $  510,000,000 $255,000,000
J.P. Morgan Securities
 Inc.   ..........................    340,000,000  170,000,000
Blaylock & Partners, L.P..........     30,000,000   15,000,000
BNP Paribas Securities
 Corp.   .........................     30,000,000   15,000,000
Deutsche Banc
 Alex. Brown Inc.   ..............     30,000,000   15,000,000
Merrill Lynch, Pierce,
 Fenner & Smith
 Incorporated.....................     30,000,000   15,000,000
Ormes Capital Markets,
 Inc.   ..........................     30,000,000   15,000,000

                                   -------------- ------------
        Total   .................. $1,000,000,000 $500,000,000
                                   ============== ============

The underwriters propose initially to offer part of the Debentures to the public at the public offering price shown on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .30% of the principal amount of the Series A Debentures and a concession not in excess of .50% of the principal amount of the Series B Debentures. The underwriters may allow, and such dealers may reallow, in the case of either the Series A Debentures or Series B Debentures, a concession not in excess of .25% of the principal amount of the applicable Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Debentures. If the underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell more Debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. No representation or prediction is made as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, no representation is made that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

J.P. Morgan Securities Inc. will make the Debentures available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the Debentures available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Some of the underwriters and their affiliates have provided investment and commercial banking and financial advisory services from time to time for us or our affiliates in the ordinary course of business for which they have received customary fees. The underwriters and their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, for which they would receive customary fees or other payments.

There is no public trading market for the Debentures and we do not intend to apply for listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there has been no active market for the Debentures. No assurance can be given as to the liquidity of, or trading market for, the Debentures or that an active public market for the Debentures will develop. If an active trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $385,500.

PROSPECTUS

                                $2,400,000,000

                                     [LOGO]

                             VERIZON NEW YORK INC.

                                  DEBENTURES

                               -----------------

   Verizon New York Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $2,400,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                               -----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                March 25, 2002

TABLE OF CONTENTS

About this Prospectus.............. 2
Where You Can Find More Information 2
The Company........................ 2
Use of Proceeds.................... 3
Ratios of Earnings to Fixed Charges 3
Description of the Debentures...... 3
Experts............................ 6
Legal Matters...................... 6
Plan of Distribution............... 6

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $2,400,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following document we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

.. Annual Report on Form 10-K for the year ended December 31, 2001.

You may request a copy of this filing at no cost, by writing or calling us at the following address:

   Executive Director--Domestic Telecom Consolidations and Reporting Verizon Communications Inc.
   47th Floor
   1717 Arch Street
   Philadelphia, Pennsylvania 19103
   (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are an indirect wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in six Local Access and Transport Areas in New York and a small portion of Connecticut (Greenwich and Byram only).

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer interLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, telephone (212) 395-2121.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay or refinance existing indebtedness and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

YEARS ENDED DECEMBER 31,
------------------------
2001 2000 1999 1998 1997
---- ---- ---- ---- ----
1.13 2.78 4.62 2.13 2.54

For these ratios "earnings" have been calculated by adding the dividends received from equity affiliates, interest expense, the estimated interest portion of rentals and amortization of capitalized interest to income before provision for income taxes, extraordinary items and cumulative effect of change in accounting principle and by deducting therefrom the equity in income of affiliates, and "fixed charges" include interest expense, the estimated interest portion of rentals and capitalized interest.

DESCRIPTION OF THE DEBENTURES

GENERAL

We will issue the Debentures under an Indenture between us and the Trustee, JPMorgan Chase Bank, dated as of December 1, 2001. We have summarized material provisions of the Indenture below. This summary does not describe all of the exceptions and qualifications contained in the Indenture or the Debentures. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

.. title of the series;

.. total principal amount of the series;

.. maturity date or dates;

.. interest rate and interest payment dates;

.. any redemption dates, prices, obligations and restrictions; and

.. any other terms of the series.

FORM AND EXCHANGE

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

BOOK-ENTRY ONLY PROCEDURES

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York

                                      3

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Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

.. DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

.. we instruct the Trustee that the global security is now exchangeable.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

RESTRICTIONS

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

.. purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after December 1, 2001;

.. certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

.. mechanics' and similar liens created in the ordinary course of business;

.. our first mortgage bonds outstanding on December 1, 2001, issued and secured by us and our predecessors, and any replacement or renewals of these first mortgage bonds which do not increase their amount or extend their final maturity dates;

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.. first mortgage bonds which we may issue in connection with our consolidation or merger with or into our affiliates in exchange or substitution for the long-term senior debt of those affiliates; or

.. debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

CHANGES TO THE INDENTURE

The Indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

CONSOLIDATION, MERGER OR SALE

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

.. we are the continuing corporation; or

.. the successor corporation expressly assumes:

 --payment of principal, interest and any premium on the Debentures; and

 --performance and observance of all covenants and conditions in the Indenture.
   (SECTIONS 10.01 and 10.02)

EVENTS OF DEFAULT

"Event of Default" means, with respect to any series of Debentures, any of the following:

.. failure to pay interest on that series of Debentures for 30 business days after payment is due;

.. failure to pay principal or any premium on that series of Debentures when due;

.. failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

.. certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

CONCERNING THE TRUSTEE

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may

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withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01). The Trustee is not required to take any action permitted by the Indenture at the request of any holders of the Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01).

JPMorgan Chase Bank and its affiliates have commercial banking relationships with and serve as trustee under indentures relating to debt securities issued by Verizon Communications Inc., our indirect parent, and some of its affiliates.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements and financial statement schedule, as of and for the year ended December 31, 2001, included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The 1999 financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Our General Counsel is issuing an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of the Debentures.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

.. through underwriters or dealers;

.. through agents; or

.. directly to one or more purchasers.

The prospectus supplement will include:

.. the initial public offering price;

.. the names of any underwriters, dealers or agents;

.. the purchase price of the Debentures;

.. our proceeds from the sale of the Debentures;

.. any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

.. any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

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